Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Investors – Will Lyons, (617) 532.8104, ir@enernoc.com
Media – Sarah McAuley, (617) 532.8183, news@enernoc.com

EnerNOC Reports Record Fourth Quarter and Year-End 2007 Financial Results

Fourth Quarter Revenue Increases 234% Year-Over-Year

BOSTON, MA, February 27, 2008 – EnerNOC, Inc. (NASDAQ: ENOC), a leading developer and provider of clean and intelligent energy solutions, today announced financial results for the fourth quarter and fiscal year ended December 31, 2007.

Revenues for the fourth quarter of 2007 were $19.7 million, up approximately 234% from the same period in 2006. Total revenues for the year ended December 31, 2007 were $60.8 million, up approximately 133% year-over-year.

“We ended 2007 on a high note as we experienced continued growth in our existing markets and began to build momentum in newly-formed capacity markets” said Tim Healy, EnerNOC’s Chairman and Chief Executive Officer. “We were able to achieve scale beyond our own estimates, produce record revenues, and solidify our position as a leader in the commercial, industrial, and institutional demand response market.”

“The fact that substantially all of our 2007 growth was organic speaks highly of our business model and our employee base. Similarly, in 2008, we will remain focused on driving our demand response megawatt growth by leveraging our investment in technology and infrastructure and pursuing business development objectives along our strategic roadmap. We could not be more pleased with our 2007 results, and we look forward to continuing to grow our business in terms of megawatts under management, revenues, and gross margins.”

Financial Summary

The following financial metrics are reported on a U.S. GAAP-basis:

Revenues – EnerNOC reported revenues of $19.7 million for the fourth quarter of 2007, compared to $5.9 million for the same period in 2006, an increase of $13.8 million. This represents the highest quarterly revenue performance in company history and brought total revenues for the year ended December 31, 2007 to $60.8 million, compared to $26.1 million for the year ended December 31, 2006, and increase of $34.7 million.

Cost of Revenues – Cost of revenues for the fourth quarter of 2007 was $12.7 million, compared to $4.5 million for the same period in 2006, an increase of $8.2 million. Cost of revenues for the year ended December 31, 2007 was $38.9 million, compared to $16.8 million for the year ended December 31, 2006, an increase of $22.1 million.

Gross Profit/Gross Margin – Gross profit for the fourth quarter of 2007 was $7.0 million, compared to $1.4 million for the same period in 2006, an increase of $5.6 million. Gross profit for the year ended December 31, 2007 was $21.9 million compared to $9.3 million for the year ended December 31, 2006, an increase of $12.6 million. Gross margin was 35.5% for the fourth quarter of 2007 and 36.0% for year ended December 31, 2007, compared to 23.1% and 35.5%, respectively, for the comparable periods in 2006.

Operating Expenses – Total operating expenses for the fourth quarter of 2007 were $16.5 million (inclusive of $1.8 million of non-cash stock-based compensation expense), compared to $5.4 million for the same period in 2006 (inclusive of $0.3 million of non-cash stock-based compensation expense), an increase of $11.1 million. Total operating expenses for the year ended December 31, 2007 were $48.2 million (inclusive of $7.6 million of non-cash stock-based compensation expense), compared to $14.9 million for the year ended December 31, 2006 (inclusive of $0.4 million of non-cash stock-based compensation expenses), an increase of $33.3 million. The increase in operating expenses was primarily the result of the Company continuing to invest in headcount in order to capture market share and take advantage of growth opportunities.

Net Loss – Net loss for the fourth quarter of 2007 was $9.0 million, or $0.48 cents per share basic and diluted, compared to a net loss of $4.1 million, or $1.07 cents per share basic and diluted, for the same period in 2006. Net loss for the year ended December 31, 2007 was $23.6 million, or $1.80 per share basic and diluted, compared to a net loss of $5.8 million, or $1.60 per share basic and diluted, for the year ended December 31, 2006.

Cash and Cash Equivalents – As of December 31, 2007, the Company had cash and cash equivalents totaling $70.2 million, an increase of $61.0 million over cash and cash equivalents as of December 31, 2006, which was principally the result of the closing of the Company’s initial public offering in May 2007 and its follow-on offering in November 2007, net of cash used for operations and investing activities.

Marketable Securities – As of December 31, 2007, the Company had marketable securities totaling $15.5 million, which represented a portion of the proceeds it received from its initial public offering in May 2007 and its follow-on offering in November 2007.

Business Update

EnerNOC’s fourth quarter 2007 business highlights included:

•                  Expansion of demand response megawatts under management to 1,113, an increase of 195 megawatts during the quarter and 703 megawatts for the year ended December 31, 2007

•                  Growth of commercial, institutional, and industrial demand response customers served by EnerNOC to 794 across 2,195 sites, up from 691 customers across 2,034 sites as of the end of the third quarter of 2007, and up from 304 customers across 892 sites as of the year ended December 31, 2006

•                  Doubling the number of customers that EnerNOC has cross-sold with demand response and energy management services pursuant to its acquisition of Mdenergy

•                  Hiring regional sales and operational personnel to pursue opportunities within the Texas and Ontario markets

•                  Closing of a 2.5 million share, $107.5 million follow-on offering, which included the sale of 500,000 new shares of common stock and resulted in approximately $19.5 million of proceeds to EnerNOC to fund ongoing business development and strategic growth initiatives

•                  Signing a lease for an additional 15,425 square feet of office space in Boston, Massachusetts to accommodate the Company’s continued growth

Company Update

Since the completion of the fourth quarter of 2007, EnerNOC has complemented its Executive Team with the appointment of Darren Brady as its Chief Operating Officer and Senior Vice President. Mr. Brady’s responsibilities include leveraging his experience as a utility executive at Puget Sound Energy to enhance

EnerNOC’s existing infrastructure and customer service capabilities through continued innovation and expansion into new markets.

Webcast Reminder

As previously announced, EnerNOC’s Chairman and Chief Executive Officer, Tim Healy, President, David Brewster, and Chief Financial Officer, Neal Isaacson, will host a conference call today at 10:00 a.m. ET to discuss details regarding the Company’s fourth quarter and year-end 2007 performance, as well as other forward-looking information about the Company’s business. Domestic callers may access the earnings conference call by dialing 877-719-9788 (International callers, dial 719-325-4835). Investors and other interested parties may also go to the Investor Relations section of EnerNOC’s website at http://investor.enernoc.com/webcasts.cfm for a live webcast of the conference call. To ensure a timely connection, it is recommended that users register at least 15 minutes prior to the scheduled webcast.

An audio replay of the earnings conference call will be available shortly after the call and will remain available through March 6, 2008. The replay can be accessed by dialing 888-203-1112. International callers should dial 719-457-0820. The replay passcode for all callers is 4129563.

About EnerNOC

EnerNOC, Inc. is a leading developer and provider of clean and intelligent energy solutions to utilities and electric power grid operators, as well as commercial, institutional, and industrial customers. EnerNOC’s technology-enabled demand response and energy management solutions help optimize the balance of electric supply and demand. The Company uses its Network Operations Center, or NOC, to remotely manage and reduce electricity consumption across a network of commercial, institutional, and industrial customer sites and make demand response capacity and energy available to utilities and grid operators on demand. For more information, visit www.enernoc.com.

Safe Harbor Statement

Statements in this press release regarding management’s future expectations, beliefs, intentions, goals, strategies, plans or prospects, including, without limitation, statements relating to the future growth of the Company’s demand response and energy management solutions, including the Company’s ability to continue to capture market share and grow its business in terms of megawatts under management, revenues, and gross margins and to expand into new markets, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In addition, certain of the Company’s contracts and expansion of existing contracts may be subject to approval of state or local regulatory agencies. There can be no assurance that such approvals will be obtained. Forward-looking statements can be identified by terminology such as “anticipate,” “believe,” “could,” “could increase the likelihood,” “estimate,” “expect,” “intend,” “is planned,” “may,” “should,” “will,” “will enable,” “would be expected,” “look forward,” “may provide,” “would” or similar terms, variations of such terms or the negative of those terms. Such forward-looking statements involve known and unknown risks, uncertainties and other factors including those risks, uncertainties and factors referred to under the section “Risk Factors” in EnerNOC’s final prospectus, as filed with the Securities and Exchange Commission on November 14, 2007, as well as other documents that may be filed by EnerNOC from time to time with the Securities and Exchange Commission. As a result of such risks, uncertainties and factors, the Company’s actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein. EnerNOC is providing the information in this press release as of this date and assumes no obligations to update the information included in this press release or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Source: EnerNOC, Inc.

EnerNOC, Inc.
Selected Financial Information

Condensed Consolidated Statements of Operations
(in thousands, except for per share data)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
Revenues	$19,712	$5,908	$60,838	$26,100
Cost of revenues	12,717	4,544	38,949	16,839
Gross profit	6,995	1,364	21,889	9,261

Operating expenses:
Selling and marketing expenses	5,305	2,100	17,145	5,932
General and administrative expenses	9,881	3,010	27,917	8,000
Research and development expenses	1,273	273	3,097	955
Total operating expenses	16,459	5,383	48,159	14,887
Loss from operations	(9,464)	(4,019)	(26,270)	(5,626)
Interest and other income (expense), net	527	(96)	2,788	(145)
Loss before income tax expense	(8,937)	(4,115)	(23,482)	(5,771)
Provision for income tax expense	(100)	—	(100)	—
Net Loss	$(9,037)	$(4,115)	$(23,582)	$(5,771)

Loss per share:
Basic	$(0.48)	$(1.07)	$(1.80)	$(1.60)
Diluted	$(0.48)	$(1.07)	$(1.80)	$(1.60)

Weighted average shares used in computation:
Basic	18,719	3,833	13,106	3,608
Diluted	18,719	3,833	13,106	3,608

Condensed Consolidated Balance Sheets

As of December 31, 2007 (Unaudited) and December 31, 2006

	December 31,	December 31,
	2007	2006
Assets
Cash and cash equivalents	$70,242	$9,184
Marketable securities	15,500	—
Total assets	155,584	29,950
Liabilities & Stockholders’ Equity (Deficit)
Total long-term debt, including current portion	6,090	5,200
Redeemable convertible preferred stock warrant liability	—	606
Current & long-term deferred revenue	3,155	1,391
Total liabilities, redeemable preferred stock and stockholders’ equity (deficit)	155,584	29,950

Condensed Consolidated Statements of Cash Flows

For the Year ended December 31, 2007 (Unaudited) and 2006

	Year Ended December 31,
	2007	2006

Cash used by operating activities	$(7,316)	$(1,122)
Cash used in investing activities	(57,142)	(10,295)
Cash provided by financing activities	125,516	10,882
Net increase (decrease) in cash and cash equivalents	61,058	(535)